FILE NO. 70-8875

                            SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549
                            POST-EFFECTIVE AMENDMENT NO. 15
                                        TO
                                      FORM U-1
                                 (AMENDMENT NO. 17)

                              APPLICATION/DECLARATION UNDER
                        THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Northeast Utilities                          Holyoke Water Power Company
Western Massachusetts Electric Company       Canal Street
174 Brush Hill Avenue                        Holyoke, MA 01040
West Springfield, MA 01090-0010

The Connecticut Light and Power Company      Public Service Company
NU Enterprises, Inc.                          of New Hampshire
Northeast Generation Service Company         North Atlantic Energy
Northeast Generation Company                  Corporation
Select Energy, Inc.                          1000 Elm Street
Mode 1 Communications, Inc.                  Manchester, NH 03015
107 Selden Street
Berlin, CT 06037

Yankee Energy System, Inc.                   The Rocky River Realty Company
Yankee Gas Services Company                  The Quinnehtuk Company
Yankee Energy Financial Services Company     Northeast Nuclear Energy Company
NorConn Properties, Inc.                     107 Selden Street
Yankee Energy Services Company               Berlin, CT  06037
R. M. Services, Inc.
599 Research Parkway
Meriden, Connecticut  06450                  HEC Inc.
                                             24 Prime Parkway
                                             Natick, MA  01760

(Name of companies filing this statement and addresses of principal executive offices)

                               NORTHEAST UTILITIES
                    (Name of top registered holding company)

                               Cheryl W. Grise Esq.
                 Senior Vice President, Secretary and General Counsel
                        Northeast Utilities Service Company
                                   P.O. Box 270
                            Hartford, CT 06141-0270
                     (Name and address of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to

Jeffrey C. Miller                               David R. McHale
Assistant General Counsel                       Vice President and Treasurer
Northeast Utilities                             Northeast Utilities
Service Company                                 Service Company
P.O. Box 270                                    P.O. Box 270
Hartford, CT 06141-0270                         Hartford, CT 06141-0270


The Application/Declaration in this file, as amended, is further amended as follows:

Paragraph 9 is deleted in its entirety and replaced with the following new paragraph 9.

"9. Pool Participants borrowing surplus funds through the NU System Money
Pool pay interest at a rate equal to the daily composite federal funds rate. All the borrowing companies have previously received an order from the Commission authorizing such borrowings except NNECO, The Quinnehtuk
Company ("Quinnehtuk"), RR and HEC Inc. ("HEC"), wholly owned subsidiaries of NU. To the extent these companies borrow funds from associate companies through the Money Pool at a rate matching the lenders' effective cost of capital, such borrowings are exempt under Rule 52(b)(2). From time to time, these companies also borrow surplus funds through the NU System Money Pool at rates which do not match the lenders' effective cost of capital. Such borrowings are not exempt under Rule 52(b)(2). Accordingly, NNECO, Quinnehtuk, RR and HEC seek authorization to borrow funds from the NU System Money Pool in accordance with the terms of the NU System Money Pool in circumstances where the exemption provided by Rule 52(b)(2) is not available."


Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned have duly caused this Post-Effective Amendment to be signed on behalf of each of them by the undersigned thereunto duly authorized.

Date:  July 7, 2000

NORTHEAST UTILITIES
THE CONNECTICUT LIGHT AND POWER COMPANY
WESTERN MASSACHUSETTS ELECTRIC COMPANY
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
HOLYOKE WATER POWER COMPANY
NORTH ATLANTIC ENERGY CORPORATION
NU ENTERPRISES, INC.
NORTHEAST GENERATION COMPANY
NORTHEAST GENERATION SERVICE COMPANY
SELECT ENERGY, INC.
MODE 1 COMMUNICATIONS, INC.
NORTHEAST NUCLEAR ENERGY COMPANY
THE ROCKY RIVER REALTY COMPANY
THE QUINNEHTUK COMPANY
YANKEE ENERGY SYSTEM, INC.
YANKEE GAS SERVICES COMPANY
YANKEE ENERGY FINANCIAL SERVICES COMPANY
YANKEE ENERGY SERVICES COMPANY
NORCONN PROPERTIES, INC.
HEC INC.


 By : /s/ Cheryl W. Grise
 Name:  Cheryl W. Grise
 Title: Senior Vice President, Secretary and General Counsel of Northeast
        Utilities Service Company, as Agent for the above companies.


 R. M. SERVICES, INC.

 By : /s/ Murry K. Staples
 Name: Murry K. Staples
 Title: President